Corporate Resource Services, Inc. Lands Delaware River Port Authority Contract

NEW YORK, N.Y. -- (Business Wire) – May 28, 2013 -- Corporate Resource Services, Inc. (OTCBB: CRRS), a diversified technology, staffing, recruiting, and consulting services firm,  today announced that it has been awarded the Delaware River Port Authority contract to provide temporary staffing services.

“This is another government contract that CRS has been awarded and we will continue to seek these types of opportunities throughout the United States,” said Mark Levine,  Chief Operating Officer of Corporate Resource Services. “Our Government Contracts Division, spearheaded by Susan Kennedy, continues to identify and close government contracts which create higher margin business and greater shareholder value.”

“Our government business continues to be prosperous for CRS,” said Michael Golde, CFO of Corporate Resource Services, Inc.”    “Over the course of the year, these contracts will contribute incremental revenues and profits to the company.  The Delaware River Port Authority gives us exposure to other Port Authority business, especially throughout the Tri-State Area.  We are excited about the traction our team has demonstrated year to-date and we’re looking forward to the continued success in our Government Contracts Division.”

About Corporate Resource Services, Inc.:

Corporate Resource Services, Inc. provides cloud-based enterprise applications and hosting services to PEO and staffing companies, as well as diversified staffing, recruiting, and consulting services.  The Company offers trained employees in the areas of Insurance, Information Technology, Accounting, Legal, Engineering, Science, Healthcare, Life Sciences, Creative Services, Hospitality, Retail, General Business and Light Industrial work. The company’s blended staffing solutions are tailored to our customers’ needs and can include customized employee pre-training and testing, on-site facilities management, vendor management, risk assessment and management, market analyses and productivity/occupational engineering studies.

The Company’s ability to deliver broad-based solutions provides its customers a “one stop shop” to fulfill their staffing needs from professional services and consulting to clerical and light industrial positions. Depending on the size and complexity of an assignment, Corporate Resource Services can create an on-site facility for recruiting, training and administration at the customers’ location. Company recruiters have the latest state of the art recruiting resources available to help customers secure the best candidates in today's ever-changing marketplace. CRS’s national network of recruiters has staffing experts that get excellent results by focusing within their areas of expertise.

The Company operates 207 staffing and on-site facilities in 37 states and the District of Columbia and it offers its services to a wide variety of clients in many industries, ranging from sole proprietorships to Fortune 1000 companies. To learn more, visit http://www.crsco.com.

This press release contains forward-looking statements, which are subject to risks and uncertainties. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Source: Corporate Resource Services, Inc.

Corporate Resource Services, Inc.

Michael J. Golde

Chief Financial Officer

(646) 443-2380